FOR IMMEDIATE RELEASE

CONTACT:	Fraser Engerman (414) 524-2733	Exhibit 99.1

Pierre E. Cohade appointed to board of Johnson Controls
Brian Duperreault to retire from the Company’s board of directors

Cork, Ireland Dec. 5, 2018- The board of directors of Johnson Controls International plc, (NYSE: JCI), today announced that Pierre E. Cohade has been appointed to serve as a director. Cohade served as chief executive officer of Triangle Tyre, China’s largest private tire manufacturer from 2015 to May 2016. Previously, Cohade served as senior advisor at China Vest Group, Wells Fargo’s investment banking affiliate in China. Cohade also served as president of Asia Pacific Tire, Goodyear Tire & Rubber Company.

Cohade currently serves as non-executive director on the boards of Deutsche Bank China, Acorn International (NYSE: ATV) and CEAT India (NSE:CEAT). He is also the chairman of IMA in China, a leading peer group forum for CEOs and senior executives located in China. He currently resides in Shanghai.

“Pierre brings to us extensive experience operating large, global companies combined with an in-depth knowledge of China which is Johnson Controls’ largest growth market,” said George Oliver, chairman and CEO, Johnson Controls.

Cohade graduated from SKEMA Business School with a bachelor’s degree and has a master of business administration degree from Pennsylvania State University.

The Johnson Controls board of directors also announced current director and AIG President and Chief Executive Officer Brian Duperreault intends to retire as a director at the conclusion of the company’s 2019 annual meeting of shareholders.

“I want to thank Brian for his dedicated service to the Company since 2004,” said Oliver. “Brian’s wise counsel has been invaluable to me and our executive management team as we continue the transformation of the Johnson Controls portfolio.”

About Johnson Controls:
Johnson Controls is a global diversified technology and industrial leader serving a wide range of customers in more than 150 countries. Our 120,000 employees create intelligent buildings, efficient energy solutions, integrated infrastructure and next generation transportation systems that work seamlessly together to deliver on the promise of smart cities and communities. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. We are committed to helping our customers win and creating greater value for all of our stakeholders through strategic focus on our buildings and energy growth platforms. For additional information, please visit http://www.johnsoncontrols.com or follow us @johnsoncontrols on Twitter.

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